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EXHIBIT 99.1

[GULFTERRA LOGO]

                                                                         NEWS

                                                        FOR IMMEDIATE RELEASE


   WORLD'S DEEPEST TENSION LEG PLATFORM PROCESSES FIRST PRODUCTION FROM MARCO
                                   POLO FIELD

HOUSTON, TEXAS, JULY 19, 2004--GulfTerra Energy Partners, L.P. (NYSE:GTM) and Cal Dive International, Inc. (Nasdaq:CDIS) announced today that their jointly owned Marco Polo Tension Leg Platform (TLP) commenced processing initial oil and gas production from Anadarko Petroleum Corporation's (NYSE:APC) Marco Polo field in Green Canyon Block 608. The Marco Polo TLP, which is located approximately 160 miles south of New Orleans in 4,300 feet of water, was installed in January of 2004 and is designed to process a daily maximum of 120,000 barrels of oil production and 300 million cubic feet of natural gas production.

Anadarko, one of the world's largest independent oil and gas exploration and production companies, is the operator of the Marco Polo TLP and the Marco Polo field which was discovered by Anadarko in April 2000. Anadarko has successfully tied back all six production risers and has currently completed three out of six pre-drilled development wells in the Marco Polo field. The operator expects the field to reach a peak daily production of 50,000 BOE once all six wells are online. The Marco Polo TLP will also process production from the K2 field located in Green Canyon Block 562 and the K2 North field, located in Green Canyon Block 518 upon the successful subsea tie-back of the fields, which is scheduled for 2005.

"Completing this project through the integrated project team with Anadarko and receipt of first production on the Marco Polo TLP represent the final milestones in the development of this major offshore hub platform in the Gulf of Mexico," said Robert G. Phillips, chairman and chief executive officer of GulfTerra Energy Partners. "The Marco Polo TLP is our seventh offshore hub platform and follows the success of our Falcon Nest and East Cameron 373 platforms. We believe that our strategy of deepwater platform and pipeline ownership in our deepwater infrastructure portfolio is a model that not only creates long-term value for our unitholders but also frees up capital for our producer customers allowing them to accelerate their exploration and development program as demonstrated by Anadarko with their success at the K2 and K2 North fields."

"We share GulfTerra's excitement in the receipt of first oil at the Marco Polo facilities, marking the realization of our vision to jointly create a major Deepwater hub facility in an area with significant surrounding reserves," said Martin Ferron, president and chief operating officer of Cal Dive International. "As nearby reservoirs are found and tied back to the hub, bringing increased production, Cal Dive hopes to enjoy the full range of benefits from our


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production contracting strategy, including: field farm-ins, incremental facility ownership deals and extensive subsea construction work."

In addition to its 50-percent ownership in the Marco Polo TLP, GulfTerra owns 100 percent of the export pipelines that gather the production processed on the TLP and transport it to the downstream markets. The 36-mile 14-inch diameter oil pipeline interconnects with GulfTerra's Allegheny oil pipeline in Green Canyon Block 164 and has a capacity of 120,000 barrels per day. The 75-mile 18- to 20-inch diameter natural gas pipeline has a capacity of 400 million cubic feet per day and interconnects with GulfTerra's Typhoon gas pipeline in Green Canyon Block 236. GulfTerra performed these state-of-the-art high-tech subsea connections in 1,800 and 2,800 feet of water using pre-installed tie-in assemblies on the existing pipelines without causing any significant delay of the production of the Allegheny and Typhoon fields.

GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the partnership operates natural gas and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, natural gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas liquids storage facilities. Visit GulfTerra Energy Partners on the web at www.gulfterra.com.

Cal Dive International, Inc., headquartered in Houston, Texas, is a leading marine contractor and operator of offshore oil and gas properties and production facilities. CDI operates a fleet of technically advanced subsea construction and well intervention vessels and robotics worldwide, and conducts salvage operations in the Gulf of Mexico. Energy Resource Technology, Inc., a wholly owned subsidiary, acquires and operates mature and non-core offshore oil and gas properties. Cal Dive also owns interests in deepwater production facilities in hub locations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS OF GULFTERRA ENERGY PARTNERS, L.P.

This release includes forward-looking statements and projections. GulfTerra Energy Partners (the "partnership") has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors, including the integration of acquired businesses, pending merger of GulfTerra Energy Partners, L.P. with a subsidiary of Enterprise Products Partners, L.P., status of the partnership's greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra Energy Partners and its affiliates, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS OF CAL DIVE INTERNATIONAL, INC.

Certain statements in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither statements of historical fact nor guarantees of future performance or events. Forward-looking statements involve risks and assumptions that could cause actual results to vary materially from those predicted. Among other things, these include unexpected delays and operational issues associated with turnkey projects, the price of crude oil and natural gas, weather conditions in offshore markets, changes in site conditions and capital expenditures by customers. For a more complete discussion of these risk factors, see Cal Dive's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. The company strongly encourages readers to note that


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some or all of the assumptions upon which such forward-looking statements are based are beyond the company's ability to control or estimate precisely and may in some cases be subject to rapid and material change. Cal Dive disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, or otherwise.



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GULFTERRA ENERGY PARTNERS, L.P. CONTACT      CAL DIVE INTERNATIONAL CONTACT
Investor Relations and MLP Finance           Wade Pursell
Andrew Cozby, Director                       Chief Financial Officer
Office: (832) 676-5315                       Office: (281) 618-0431
Fax: (832) 676-1671                          Fax: (281) 618-0505
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